Registration No. 333-38061

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

Post-Effective Amendment No. 1
to
Form S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ENERGY, INC.
(Exact name of Registrant as specified in its charter)

Montana	27-0573782
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1 First Avenue South
Great Falls, Montana 59401
(406) 791-7500
(Address, including zip code, and telephone number,
including area code, of Registrant’s principal executive offices)
Energy, Inc.
Dividend Reinvestment Plan
(Full title of the plan)

Kevin J. Degenstein	With copies to:
President and Chief Operating Officer Energy, Inc. 1 First Avenue South Great Falls, Montana 59401 (406) 791-7500	Christopher J. Hubbert, Esq. Kohrman Jackson & Krantz P.L.L. 1375 East Ninth Street, 20th Floor Cleveland, Ohio 44114 (216) 696-8700
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box. ☑
     If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with divided or interest reinvestment plans, check the following box. ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this Form is a post-effective amendment to registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

EXPLANATORY NOTE
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3
Energy, Inc. (“we” or “us”), a Montana corporation, files this Post-Effective Amendment to the Registration Statement on Form S-3 (this “Amendment”) as the successor registrant to our wholly-owned subsidiary, Energy West, Incorporated (“Predecessor”), a Montana corporation, in accordance with Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”). This Amendment is a result of Predecessor adopting a holding company organizational structure.
Pursuant to the Agreement and Plan of Merger dated August 3, 2009 (the “Merger Agreement”), by and among us, Predecessor, and Energy West Merger Sub, Inc., a Montana corporation (the “Merger Sub”), Predecessor reorganized into a holding company structure, effective as of August 3, 2009, whereby we became the holding company for Predecessor. The holding company organizational structure was effected by a merger (the “Merger”) pursuant to Section 35-1-815 of the Montana Business Corporation Act, which provides for a merger without a vote of shareholders.
Prior to the Merger, we were a direct, wholly-owned subsidiary of Predecessor and Merger Sub was a direct, wholly-owned subsidiary of us. In the Merger, Merger Sub merged with and into Predecessor with Predecessor continuing as the surviving corporation. We and Merger Sub were organized for the sole purpose of implementing the holding company structure.
In accordance with the terms of the Merger Agreement, each outstanding share of Predecessor’s common stock, par value $0.15 per share, was converted into one share of our common stock, par value $0.15 per share. As a result of the Merger, each shareholder of Predecessor became a holder of our stock, evidencing the same proportional interests in us and having the same designations, rights, powers and preferences and qualifications, limitations and restrictions as those securities that such shareholder held in Predecessor.
In addition, as part of the Merger, we will assume all of Predecessor’s obligations under the Dividend Reinvestment Plan (the “DRIP”), and each right to receive Predecessor common stock under the DRIP will convert into right to receive the same number of shares of our common stock, with the same rights and conditions as the corresponding rights to receive Predecessor common stock under the DRIP prior to the Merger.
This Post-Effective Amendment to Form S-3 pertains to the adoption by us of Registration Statement No. 033-43350, covering 100,000 shares of common stock (Dividend Reinvestment Plan). This is Amendment No. 1 to the Registration Statement.
In accordance with Rule 414 under the Securities Act, we, as the successor registrant to Predecessor, hereby expressly adopt the Registration Statement as our own for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Registration fees were paid at the time of filing the original Registration Statement.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 12. Incorporation of Documents by Reference.
          The following documents previously filed with the Securities and Exchange Commission (the “Commission”) by the Predecessor are hereby incorporated by reference in this Registration Statement:
(a)	our Predecessor’s Annual Report on Form 10-K for the fiscal year ended June 30, 2008 as filed with the Commission on September 30, 2008 and the Predecessor’s Transitional Report on Form 10-KT for the transitional period ending December 31, 2008 as filed with the Commission on March 31, 2009;

(b)	our Predecessor’s Quarterly Reports on Form 10-Q for the fiscal quarters ended:
•	September 30, 2007, as filed with the Commission November 14, 2007;

•	December 31, 2007, as filed with the Commission February 14, 2008;

•	March 31, 2008, as filed with the Commission May 15, 2008;

•	September 30, 2008, as filed with the Commission on November 14, 2008;

•	March 31, 2009, as filed with the Commission on May 15, 2009;
as well as our Predecessor’s Current Reports on Form 8-K as filed with the Commission on July 5, 2007, August 31, 2007, October 1, 2007, October 26, 2007, November 20, 2007, December 21, 2007, February 1, 2008, February 29, 2008, March 5, 2008, April 14, 2008, April 18, 2008, May 5, 2008, June 17, 2008, August 16, 2008, September 17, 2008, November 17, 2008, March 4, 2009, March 16, 2009, July 2, 2009 and August 4, 2009; and

(c)	the description of our capital stock contained in the Registration Statement No. 333-149668 on Form S-1, as it may be amended by any amendment or report filed subsequent to the date of this Registration Statement for the purpose of updating such description.
          In addition, all documents filed subsequent to the date of this Registration Statement by the undersigned Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, and prior to the filing of a post-effective amendment hereto which either indicates that all shares of common stock offered hereby have been sold or deregisters any shares of such common stock then remaining, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from their respective dates of filing.
          Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement contained in this Registration Statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 13. Disclosure of Commission Position on Indemnification for Securities Act Liabilities.
          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors and officers, we have been advised that, although the validity and scope of the governing statute have not been tested in court, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In addition, indemnification may be limited by state securities laws.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 15. Indemnification of Directors and Officers.
          Our bylaws require us to indemnify our directors and officers to the greatest extent permitted by law, including advancement of funds reasonably required to defend actions against our directors and officers. Our bylaws require us to indemnify directors and officers whether or not they continue to hold office at the time they incur expenses or discharge liability.
          Sections 452 and 457 of the Montana Business Corporation Act (the “MBCA”) provide circumstances in which it is permissible for Montana corporations to indemnify their directors and officers. Because our bylaws require us to indemnify directors to the maximum extent permissible under the law, we must provide indemnification if those circumstances exist. Those circumstances are as follows. First, directors and officers must have met a standard of conduct requiring that they acted:
•	in good faith,

•	with reasonable belief that their conduct was in our best interests (or when not acting in an official capacity, at least not opposed to our best interests), and

•	if the proceeding is criminal in nature, without reasonable cause to believe their conduct was unlawful.
If conduct with respect to an employee benefit plan is at issue, directors and officers must have acted with reasonable belief that their conduct was in the best interests of the plan’s beneficiaries and not opposed to our best interests. Second, if the proceeding was brought by or in the right of Energy, Inc., indemnification is limited to reasonable expenses incurred (as opposed to damages owed by the director/officer for liability) and indemnification is simply prohibited if the director or officer was adjudged liable to us. Third, indemnification is prohibited whether or not a director or officer was acting in an official capacity if the director or officer is judged liable on the basis that personal benefit was improperly received by him or her. Finally, our determination that indemnification is proper under these requirements must be made by a majority vote of a quorum of directors who are not party to the proceeding (or a committee of directors if a quorum cannot be obtained), special legal counsel or a shareholder vote (in which case shares held by the director in question may not be voted).
          The MBCA also permits us to advance reasonable expenses incurred by directors and officers who are parties to proceedings if certain conditions are met. As with respect to indemnification generally, our bylaws require us to advance reasonable expenses to the maximum extent permissible under the law, therefore we must advance reasonable expenses if those conditions are met. First, the director or officer must furnish us a written affirmation that he or she believes, in good faith, that he or she met the required standard of conduct and if ultimately found not to have met the standard of conduct will repay the advancement. Second, we must determine (with the facts then known) that indemnification would not be precluded because of a failure to meet the standard of conduct for permissive indemnification and that indemnification is not otherwise precluded under the MBCA. (Additionally, our determination to advance expenses must be made in the same manner as our determination that indemnification is permissible; that is, it must be made by a quorum of disinterested directors, special legal counsel or shareholders.)

          The MBCA also provides circumstances in which it is mandatory that we indemnify our directors and officers for reasonable expenses incurred in connection with a proceeding regardless of any contrary provision of our bylaws or other governing documents. Where directors or officers are wholly successful on the merits or otherwise, indemnification for reasonable expenses incurred is required. Where a court finds a director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, indemnification for reasonable expenses is required even if the director or officer was found liable or failed to meet the standard of care required for permissive indemnification under MBCA Sections 452 and 457.
Item 16. Exhibits.
See the Exhibit Index at the end of this Post-Effective Amendment No. 1 to this Registration Statement.
Item 17. Undertakings.
(a)	The Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
          Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 to Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Great Falls, State of Montana, on August 6, 2009.

Energy, Inc.
By:	/s/ Kevin J. Degenstein
Kevin J. Degenstein
President and Chief Operating Officer

          Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Richard M. Osborne Richard M. Osborne	Chairman of the Board, Chief Executive Officer and Director	August 6, 2009

/s/ Thomas J. Smith Thomas J. Smith	Vice President and Chief Financial Officer	August 6, 2009

/s/ Ian Abrams Ian Abrams	Director	August 6, 2009

/s/ W.E. Argo W.E. Argo	Director	August 6, 2009

/s/ Steven A. Calabrese Steven A. Calabrese	Director	August 6, 2009

/s/ Michael T. Victor Michael T. Victor	Director	August 6, 2009

/s/ Mark D. Grossi Mark D. Grossi	Director	August 6, 2009

/s/ James R. Smail James R. Smail	Director	August 6, 2009

/s/ James E. Sprague James E. Sprague	Director	August 6, 2009

EXHIBIT INDEX

2.1	Agreement and Plan of Reorganization by and among Energy, Inc., Energy West, Incorporated and Energy West Merger Sub, Inc., dated August 3, 2009. Exhibit 2.1 to the Registrant’s Form 8-K filed with the Securities and Exchange Commission on August 4, 2009 is incorporated herein by reference.

5.1	Opinion of Dorsey & Whitney LLP (regarding validity of securities). Exhibit 5 to the Registration Statement on Form S-3D, filed with the Securities and Exchange Commission on October 16, 1997 (No. 333-43350) is incorporated herein by reference.

23.1	Consent of Hein & Associates LLP. Exhibit 23.1 to the Transitional Report on Form 10-KT for the transitional period ending on December 31, 2008 filed with the Securities and Exchange Commission on March 31, 2009 is incorporated herein by reference.

23.2	Consent of Dorsey & Whitney LLC included in Exhibit 5 to the Registration Statement on Form S-3D, filed with the Securities and Exchange Commission on October 16, 1997 (No. 333-43350) and incorporated herein by reference.